Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America

Receives Award From EPA for

Environmentally Friendly Refrigerator Recycling Program

Minneapolis, MN—April 27, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it and Southern California Edison Company (SCE) jointly received a Stratospheric Ozone Protection Award from the U.S. Environmental Protection Agency (EPA).

ARCA and SCE, which were among 29 recipients worldwide recognized for their efforts in protecting the earth’s climate and ozone layer, were honored for recovering 23 tons of ozone-depleting materials through SCE’s residential refrigerator and freezer recycling program.  Since 1994, ARCA has recycled more than 400,000 inefficient refrigerators and freezers in support of the SCE program.

Through SCE’s residential appliance recycling program, customers are paid to turn in their unwanted, working refrigerators or freezers.  ARCA hauls away the old appliances at no cost to the customer and recycles the units, using a special process at its Compton, California, facility to recover chlorofluorocarbons from polyurethane foam insulation that would otherwise have been released into the atmosphere.  The recovered material is then used to service refrigeration equipment.

Since older, less-efficient appliances use more energy to operate than newer, ENERGY STAR®-rated appliances, the use of energy-efficient appliances can significantly reduce California’s need to build new power plants and have a significant impact on California’s energy conservation efforts.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, commented: “We are proud to be a part of SCE’s efforts to conserve energy and improve the environment, while also helping Californians save money on their energy bills.  At a time of rapidly rising energy costs, SCE’s efforts become all the more important, and we are exploring opportunities for implementing similar residential energy conservation programs in other parts of the country.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of April 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market; and one in Los Angeles.

About Southern California Edison

An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of more than 12 million via 4.6 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California.

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Visit our web site at www.arcainc.com